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                                                                  EXHIBIT 99.1


                                                                      Contact:
                                                              Chris Caramanico
                                               Corporate Director of Marketing
                                                                  800.578.3268
                                                     chris.caramanico@daou.com
                                                                  www.daou.com


              DAOU SYSTEMS MERGES WITH TECHNOLOGY MANAGEMENT, INC.

     SAN DIEGO, June 17, 1998 -- DAOU Systems, Inc. (Nasdaq: DAOU) announced today that it has entered into an agreement with Technology Management, Inc.,
(TMI) an Indianapolis-based strategic planning and information technology consulting firm.

     The equity value of the merger is stated at $22.5 million and will be regarded as a pooling of interests merger. TMI will become a wholly-owned subsidiary of DAOU and headquarters will be maintained in San Diego. As a result of the merger, DAOU will now employ a staff of over 500 and will have serviced over 1,300 clients.

     The merger is a direct result of DAOU's overall business strategy to widen service offerings to its healthcare client base. TMI will offer 24 years in application-based consulting and information technology strategic planning expertise to DAOU's suite of IT services.

     "We believe the merger is extremely strategic for the company as it puts us one step closer in becoming the leader in information technology services in healthcare," said Daniel Daou, President of DAOU Systems. "The addition of TMI's services, which include strategic planning and application implementation, will allow us to provide a unique, comprehensive solution to our clients."

     "We found that TMI and DAOU share the same set of business values. We believe the synergy created by our combined resources will serve our current and future clients better and more completely than any other technology solution provider," said Vince Roach, President of TMI.

     Following the merger, Mr. Roach will remain employed with DAOU. No layoffs are expected to come out of the transaction.

     Technology Management, Inc. is a provider of information technology consulting services primarily to the healthcare industry. Its services include executive counseling and education, management decision support, information engineering, process improvement re-engineering, and project management and implementation services. TMI's client base includes over 150 healthcare organizations such as various Kaiser Permanente Medical Care Programs, Presbyterian Health Plan and Anthem, Inc.

     DAOU Systems, Inc. provides information technology solutions to the healthcare industry. In addition, the company designs, implements, and manages voice, video, and data networks, combining its technological expertise with its knowledge of the healthcare industry's specialized

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needs. DAOU offers an array of operational and Internet solutions as well.
DAOU's clients comprise more than half of the nation's top 50 integrated healthcare delivery networks and include such organizations as Centura Health, North Shore Health System, Mercy Health Services, Harris Methodist Health System, and Catholic Medical Center of Brooklyn and Queens.

     DAOU operates five regional offices and six operations centers across the country. After the merger, the firm has a staff of over 500 and has provided services to more than 1,300 healthcare organizations throughout the U.S.

     Statements in this press release concerning DAOU Systems' and Technology Management's separate or combined business outlook or future economic performances, revenues, or other financial items, anticipated synergies and product or service line growth, together with other statements that are not historical facts, are forward-looking statements. Any such statements are only predictions, reflecting the best judgment of DAOU Systems and Technology Management based upon currently available information and involve numerous risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such factors include the company and industry risks set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997. These risks include specific acquisition-related risks, such as difficulties in the assimilation of the operations and personnel of an acquired business, the diversion of management's attention from other business concerns, risks of entering markets in which DAOU has limited direct prior experience, and the potential loss of key employees of an acquired business. The forward-looking statements contained in this press release or in other public statements of DAOU Systems and Technology Management should be considered in light of those factors.